EXHIBIT 11
                                ----------

                    PETROLEUM HEAT AND POWER CO., INC.

                Computation of Net Income (Loss) Per Share

                                           Year Ended December 31,
                                 ----------------------------------------
                                     1991          1992          1993
                                 ------------  ------------  ------------

Net Loss                         $(16,562,565) $ (4,389,365) $ (8,431,294)
Preferred Dividends                (3,269,000)   (4,258,000)   (3,321,153)
Accretion of Redeemable
Preferred Stock                       (23,083)     (194,740)      (45,873)
                                 ------------  ------------  ------------
Net loss applicable to common
  stock                           (19,854,648)   (8,842,105)  (11,798,320)
                                 ------------  ------------  ------------

Common stock dividends
 Class A Common Stock                   -         3,156,707     9,971,104
 Class B Common Stock                 951,501     2,714,946       407,772
 Class C Common Stock                   -           465,251     1,336,198
                                 ------------  ------------  ------------
                                      951,501     6,336,904    11,715,074
                                 ------------  ------------  ------------
Undistributed net loss(1)        $(20,806,149) $(15,179,009) $(23,513,394)
                                 ============  ============  ============

Weighted average number of
 common shares outstanding
  Class A Common Stock             10,180,558    12,854,266    18,992,579
  Class B Common Stock              3,034,060     2,447,473       216,901
  Class C Common Stock              2,545,139     2,545,139     2,545,139
                                 ------------  ------------  ------------
                                   15,759,757    17,846,878    21,754,619
                                 ============  ============  ============

Earnings (loss) per common
 share
  Class A Common stock
   Distributed                   $      -      $       0.18  $       0.52
   Undistributed(1)                     (1.64)        (0.99)        (1.09)
                                 ------------  ------------  ------------
                                 $      (1.64) $      (0.81) $      (0.57)
                                 ============  ============  ============

 Class B Common Stock
   Distributed                   $       0.31  $       1.14  $       1.88
                                 ============  ============  ============

 Class C Common Stock
  Distributed                    $      -      $       0.18  $       0.52
  Undistributed                         (1.64)        (0.99)        (1.09)
                                 ------------  ------------  ------------
                                 $      (1.64) $      (0.81) $      (0.57)
                                 ============  ============  ============


     --------------
(1) All of the undistributed net loss has been allocated to the Class A Common Stock and Class C Common Stock since the Class B Common Stock cannot participate in any additional dividends until the aggregate amount of dividends paid on Class A Common Stock and Class C Common Stock exceeds the Common stock Allocation (as defined in the Company's Restated Articles of Incorporation to mean the Company's cash flow for each fiscal year after December 31, 1985, on a cumulative basis, minus all Class B dividends paid or accrued). As of December 31, 1993, an additional $101.6 million would be required to be paid as dividends on the Class A Common Stock and Class C Common stock to reach the Common Stock Allocation.